Exhibit 99.1

NEWS RELEASE

Contact:	Casey Stegman
Investor Relations
214-987-4121

Forbes Energy Services Reports 2013 Third Quarter Financial Results

ALICE, Texas (November 8, 2013) -- Forbes Energy Services Ltd. (NASDAQ: FES) today announced financial and operating results for the three months ended September 30, 2013.

The Company reported consolidated revenues of $104.9 for the third quarter of 2013, compared to $103.7 million for the second quarter of 2013.

Selected financial information from continuing operations for the quarter ended September 30, 2013:

•	Gross profit decreased to $19.8 million, or 18.9% of revenues, in the third quarter of 2013, compared to $26.7 million, or 25.8%, in the second quarter of 2013.

•	GAAP net loss attributable to common shares was $5.7 million, or $0.27 per diluted share, for the third quarter of 2013, compared to net loss attributable to common shares of $0.7 million, or $0.04 per diluted share for the second quarter of 2013.

•	Adjusted EBITDA from U.S. Operations* totaled $13.0 million in the third quarter of 2013 as compared to $20.0 million in the second quarter of 2013.

*	Adjusted EBITDA from U.S. Operations, a non-GAAP financial measure, is defined by the Company as income (loss) from continuing operations before interest, taxes, depreciation, amortization, and non-cash stock based compensation. For a reconciliation of such measure to net income, please see the disclosures at the end of this release and on the Company’s Website.

Overview

Forbes’ president and chief executive officer, John Crisp, commented, “Our third quarter results reflect the highly competitive market in which we are operating. Our previous comments regarding the second half of the year were supported by anticipated activity levels of our customers. However, the intensely competitive and oversupplied market adversely impacted pricing and subsequently utilization of our trucking and rental services.

“Our Well Servicing segment results improved over the previous quarter, and we believe that if the market remains healthy, utilization for this business should continue to trend upward.”

Forbes Energy Services Reports 2013 Third Quarter Results	Page 2

“We anticipate fourth quarter to be affected by seasonal factors, as well as continued competitive pressure in our fluid logistics business, and believe utilization of our coiled tubing units and conventional rigs will have incremental improvements over the next few quarters. We intend to continue reducing costs and improving operating efficiencies and service quality.”

Business Segment Results

Well Servicing Segment

In the third quarter of 2013, Well Servicing segment revenues increased 13.6% to $62.1 million, compared to $54.6 million in the second quarter of 2013. The increase in revenues was primarily driven by an increase in rig hours as well as higher utilization of coiled tubing services. Segment gross profit totaled $12.0 million, or 19.3% of revenues, in the third quarter of 2013 compared to $12.1 million, or 22.2% of revenues, for the second quarter of 2013. The decrease in gross margin was due to wage increases that took effect prior to the implementation of price increases to the majority of our customers, an increase in insurance costs, and increased supplies, repairs and maintenance expense for the quarter incurred in the normal course of business.

The Company recorded approximately 112,447 well service rig hours for the third quarter of 2013, compared to 107,345 in the second quarter of 2013. Capital expenditures in the Well Servicing segment for the quarter ended September 30, 2013, were approximately $11.2 million, which consisted of payments for five new well service rigs and additional coiled tubing equipment. Three of the well service rigs went into service in the third quarter and the remaining two will be in service in the fourth quarter.

As of September 30, 2013, the Company had in operation 165 well service rigs, nine tubing testing systems, four pump-down units and five coiled tubing spreads.

Fluid Logistics Segment

In the third quarter of 2013, Fluid Logistics segment revenues decreased $6.3 million, or 12.8%, to $42.8 million, compared to $49.0 million in the second quarter of 2013. The decrease in revenues was due to lower frac tank rental days and rates, as well as a decrease in billable truck hours. Gross margin for the Fluid Logistics segment totaled $7.8 million, or 18.2% of revenues, in the third quarter of 2013, compared to $14.6 million, or 29.8% of revenues, in the second quarter of 2013. The percentage margin decrease was partially due to decreased frac tank rental revenues, which had no associated operating expenses eliminated, an increase in insurance expense, and the balance related to fixed costs and expenses such as labor, as adjustments tend to lag behind revenue decreases.

The Company recorded 281,785 truck hours during the third quarter of 2013, compared to 307,952 hours in the second quarter of 2013. The Company’s heavy truck fleet totaled 581 at September 30, 2013, which included 473 vacuum trucks. Capital expenditures for the Fluid Logistics segment were approximately $7.5 million for the quarter ended September 30, 2013 which consisted of fluid mixing tanks, salt water disposal wells, facilities, and equipment.

Forbes Energy Services Reports 2013 Third Quarter Results	Page 3

Liquidity and Capital Resources

As of September 30, 2013, the Company had $32.9 million in unrestricted cash and $1.4 million of restricted cash. As of November 5, 2013, the Company had $28.6 million in unrestricted cash and the newly amended and expanded $90.0 million secured credit facility remained undrawn, except for the letters of credit in the amount of $2.9 million. The total borrowing credit under our amended secured credit facility is subject to borrowing base availability, any reserves established by the facility agent in its discretion, compliance with certain financial covenants if availability under the facility falls below certain thresholds and, for borrowings above $75.0 million, compliance with the debt incurrence covenant in the indenture governing the 9% Senior Notes that prohibits the incurrence of debt except for certain limited permissions, including indebtedness incurred under the permitted credit facility debt basket to the greater of $75.0 million or 18% of our consolidated tangible net assets reported for the last fiscal quarter for which financial statements are available. As of September 30, 2013, 18% of our consolidated tangible net assets was approximately $84.8 million. As of September 30, 2013 the Company also had $280.0 million of 9.0% Senior Notes and $15.9 million of other notes outstanding.

Conference Call

The Company will host a conference call to discuss its third quarter results at 10:00 a.m. Eastern Time (9:00 a.m. Central) Friday, November 8, 2013. To access the call, please dial 877-303-1298 and provide the Conference ID: 98036310. The conference call also will be broadcast live via the Internet and will be accessible through the “Investor Relations” page of the Company’s Website, www.forbesenergyservices.com.

At the conclusion of the call, a replay will be available until November 21, 2013. To access the replay of the call, dial (855) 859-2056 and provide the same Conference ID. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 14 days.

About Forbes Energy Services

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi and Pennsylvania. More information on the Company can be found by visiting www.forbesenergyservices.com.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. These statements include, in particular, statements regarding the acquisition and benefit of new capital assets and market conditions and outlook. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments of known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the timing of spending by customers in relation to their exploratory budgets; the continued uncertainty in the global

Forbes Energy Services Reports 2013 Third Quarter Results	Page 4

financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing of its core services; the potential for excess capacity in the industry; and levels of competition. Additional factors that should be considered are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as well as other filings the Company has made with the Securities and Exchange Commission. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected.

The Company’s financial statements and management’s discussion and analysis of financial condition and results of operations will be found in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, which will be submitted for filing next week with the Securities and Exchange Commission and posted on the Company’s Website.

This press release also contains references to the non-GAAP financial measure of Adjusted EBITDA from U.S. Operations. For a reconciliation of such measure to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of Adjusted EBITDA from U.S. Operations to investors and a description of the ways in which management uses such measure can be found on the “Investor Relations” page of the Company’s Website.

All numbers herein are related to continuing operations only and exclude operations in Mexico, which were sold in January of 2012.

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Forbes Energy Services Ltd.

Selected Statement of Operations Data (unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012

Revenues

Well servicing	$62,079	$50,565	$166,876	$154,120

Fluid logistics	42,775	63,755	143,398	211,470

Total revenues	104,854	114,320	310,274	365,590

Expenses

Well servicing	50,073	41,372	132,915	117,913

Fluid logistics	34,973	47,186	106,851	151,396

General and administrative	7,955	7,278	22,906	26,023

Depreciation and amortization	13,376	13,187	39,573	37,074

Total expenses	106,377	109,023	302,245	332,406

Operating income (loss)	(1,523)	5,297	8,029	33,184

Other income

Interest income	13	20	18	70

Interest expense	(7,103)	(7,158)	(21,120)	(20,921)

Income (loss) from continuing operations before taxes	(8,613)	(1,841)	(13,073)	12,333

Income tax expense (benefit)	(2,961)	(571)	(4,156)	5,745

Income (loss) from continuing operations	(5,652)	(1,270)	(8,917)	6,588

Loss from discontinued operations, net of tax expense (benefit) of ($32), ($9), ($159), and $370 respectively	(59)	(1,072)	(295)	(1,567)

Net income (loss)	(5,711)	(2,342)	(9,212)	5,021

Preferred shares dividends	(194)	(194)	(582)	(582)

Net income (loss) attributable to common shareholders	$(5,905)	$(2,536)	$(9,794)	$4,439

Income (loss) per share of common stock from continuing operations

Basic	$(0.27)	$(0.07)	$(0.44)	$0.29

Diluted	$(0.27)	$(0.07)	$(0.44)	$0.25

Loss per share of common stock from discontinued operations

Basic	$(0.01)	$(0.05)	$(0.02)	$(0.08)

Diluted	$(0.01)	$(0.05)	$(0.02)	$(0.06)

Income (loss) per share of common stock

Basic	$(0.28)	$(0.12)	$(0.46)	$0.21

Diluted	$(0.28)	$(0.12)	$(0.46)	$0.19

Weighted average number of shares outstanding

Basic	21,438	21,068	21,410	21,039

Diluted	21,438	21,068	21,410	26,650

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Forbes Energy Services Ltd.

Selected Balance Sheet Data (unaudited)

(in thousands, except per share amounts)

	September 30, 2013	December 31, 2012

Cash	$32,943	$17,619
Accounts receivable, net	76,713	92,596
Working capital	68,003	79,547
Other intangibles, net	25,869	28,015
Total assets	504,011	512,701
Total debt	295,887	306,347
Deferred tax liability	22,367	26,587
Shareholders’ equity	125,054	132,168
Forbes Energy Services Ltd.
Selected Operating Data
	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012

Working days	66	65	195	195

Rig hours	112,447	107,435	319,063	339,375

Truck hours	281,785	412,421	914,074	1,302,114
Forbes Energy Services Ltd.
Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,

	2013	2012	2013	2012

Net Income (loss) from continuing operations	$ (5,652)	$ (1,270)	$ (8,917)	$ 6,588
Depreciation and amortization	13,376	13,187	39,573	37,074
Interest expense, net	7,090	7,138	21,102	20,851
Income tax expense (benefit)	(2,961)	(571)	(4,156)	5,745
Share-based compensation	1,194	708	2,822	4,346
Adjusted EBITDA from U. S. Operations	$ 13,047	$ 19,192	$ 50,424	$ 74,604

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